                                                                      EXHIBIT 12


PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
SEC FILING - FORM 10-Q - First Quarter 2001
EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES


                                                    For the Three Months Ended
                                                    --------------------------
Ratio of earnings to Fixed Charges                     2001            2000
----------------------------------                  ----------      ----------

Earnings
  Net income                                           19.5            13.6
Adjustments:
  Income taxes                                         12.5             8.6
  Fixed charges (as below)                             10.2            10.6
                                                    ----------      ----------
      Total adjusted earnings                          42.2            32.8
                                                    ==========      ==========


Fixed charges:
  Net interest expense                                 10.1            10.4
Adjustments:
  Interest component of rents                           0.1             0.0
  AFUDC debt                                            0.0             0.2
                                                    ----------      ----------
      Total fixed charges                              10.2            10.6
                                                    ==========      ==========


Ratio of earnings to fixed charges                      4.1             3.1
                                                    ==========      ==========